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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):  November 30, 2000


                            WOODS EQUIPMENT COMPANY
             (Exact name of registrant as specified in its charter)

          Delaware                     333-88759                36-3868249
(State or other jurisdiction    (Commission File Number)       (IRS Employer
     of incorporation)                                      Identification No.)

                               6944 Newburg Road
                               Rockford, IL 61108
              (Address of principal executive offices) (Zip Code)

      Registrant's telephone number, including area code:  (815) 732-2141


                                      N/A
         (Former name or former address, if changed since last report.)
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ITEM 5.   Other Events.

     WEC Company (the "Company"), the sole operating subsidiary of Woods Equipment Company (the "Registrant"), will not make the interest payment due on January 16, 2001 under its 12.0% senior notes due 2009 due to working capital constraints. The Company is currently in the process of negotiating a new senior credit facility that is expected to provide for aggregate borrowings of up to $50.0 million for general corporate purposes, including working capital. The Company expects to have the new senior credit facility in place by the end of January. It is the Company's intention to make the interest payment once the new senior credit facility is in place, which the Company believes will be within the 30-day period allowed before such nonpayment would become an event of default under the indenture.

     The terms of the new senior credit facility are still being finalized. As a result, no assurance can be made that it will contain the terms set forth herein or that it will be in place by the end of January. The failure of the Company to make the interest payment before the expiration of the 30-day grace period would constitute an event of default under the indenture, which could result in the maturity of substantially all of its long-term indebtedness being accelerated.

     On November 30, 2000, Edward R. Olson was named Chairman of the Board of the Registrant. The Registrant's former Chairman, Paul R. Wood, continues to serve as a Director. In addition, in December 2000 Michael S. Carney and Timothy
M. Hurd resigned as members of the Board.

     Mr. Olson is a principal in Ed Olson Consulting Group, Ltd., a crisis management firm that specializes in rehabilitating distressed manufacturing companies. Mr. Olson has over 30 years of turnaround experience and has had assignments with numerous companies, including Audiovox Corporation, M-C Industries, Inc., S&L Metal Products, Corp. and York Industries, Inc.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2001                   WOODS EQUIPMENT COMPANY


                                         By:    /s/ Randall S. Rapp
                                             -----------------------
                                         Name:   Randall S. Rapp
                                         Title:  Vice President and
                                                 General Counsel